Exhibit 4.3


HSBC

Commercial Banking-GP 1, Division C
(CARM 060511)


CONFIDENTIAL


Bonso Electronics Ltd.                                              12 June 2006
Unit 1106-1110 11/F Star House
3 Salisbury Road
Tsimshatsui
Kowloon

Attn: Ms Cathy Pang


Dear Madam

BANKING FACILITIES
A/C NOS. 557-002615-001 / 500-696224

With reference to our recent discussion, we are pleased to advise that we have reviewed your banking facilities and offer a renewal within the following revised limits which will be made available on the specific terms and conditions Outlined below. These facilities are subject to review at any time and, in any event by 15 April 2007, and also subject to our overriding right of suspension, withdrawal and repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities.

                                                     New             Previously

  Overdraft                                HKD500,000..-           HKD500,000.-

Interest on the overdraft facility will continue to be charged on daily balances at our best lending rate (currently 8% per annum, but subject to fluctuation at our discretion), payable monthly in arrears to the debit of your current account. -

  Combined Limit                        HKD37,000,,000.-          HKD37,000,000.

Documentary credits with import finance up to 120 days (less any usance or credit periods granted by your suppliers) and / or D/P bills purchased with ECIC cover assigned to us.

  Within which, aggregate of the following sub-limits should not exceed
                                        (HKD37,000,000.-)        (HKD37,000,000)

  - Sub-limit for goods under your control and/or Trust Receipts.
                                        (HKD37,000,000.-)      (HKD37,000,000.-)

  - Sub-limit for D/A bills purchased up to 90 days with ECIC cover
  assigned to us.                                   (Nil)      (HKD37,000,000.-)
  - Sub-limit for Clean Import Loan.    (HKD19,000,000.-)      (HKD19,000,000.-)



The Hongkong and Shanghai Banking Corporation Limited
HSBC Main Building, 1 Queen's Road Central, Hong Kong
Tel: (852) 2822 1111 Fax: (852) 2524 6432
                                                                     Page l of 4

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Bonso Electronics Ltd                                               12 June 2006
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Clean Import Loans are allowed for up to 120 days, less any usance/credit period, granted by your suppliers, against presentation of copy of suppliers' invoices and transport documents bearing your authorized signatures to indicate your receipt of goods. Our loan period plus any usance/credit period granted by your suppliers, however, should not exceed 180 days. The proceeds will be remitted or credited directly to your suppliers' accounts.

We may, at our sole and absolute discretion, refuse to allow drawings under the facilities if the drawee is considered by us to be unacceptable and / or if the transaction in question does not meet our operational requirements in respect of these facilities.

Interest on your HKD import loans will continue to be charged at 1.5% per annum over H1BOR (Hong Kong lnterbank Offered Rate) and payable at the end of each interest period to the debit of your current account

Interest on foreign currency import loans will continue to be charged on a daily basis at our best lending rate for respective foreign currency and is payable monthly in arrears to the debit of your account

Opening Commission on Documentary Credits (for each validity period of 6 months), Commission In Lieu of Exchange and HKD Bill Commission will continue to be charged as follows:

    For the first USD50,000.- or its equivalent                       : 1/4%
    For the balance in excess of USD50,000.- or its equivalent        : 1/8%

  - Commission on CIL will continue to be charged as follows:

    For the first USD50,000.- or its equivalent                       : 1/8%
    For the balance in excess of USD50,000.- or its equivalent        : 1/16%

   Default Interest
   ----------------

Please note that interest will be payable on sums which are overdue, drawings which are in excess of agreed limits and amounts demanded and not paid, at the maximum rate stipulated in the Bank's Tariff which is accessible at http://www.hsbc.com.hk/hk/commercial/tool/lpdf/c_tariff.pdf The Bank will provide you with a hard copy of the Tariff at your request. Interest at the applicable rate will be payable monthly in arrears to the debit of your current account.

   Accrual of Interest and Other Sums
   ----------------------------------

Please note that interest and other sums expressed to be chargeable or payable on a periodic basis will nonetheless accrue from day to day and amounts so accrued may be demanded at any time.

   Security
   --------

   As security, we continue to hold:


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Bonso Electronics Ltd                                               12 June 2006
--------------------------------------------------------------------------------

1. A Corporate Guarantee for HKD37,500,000.- from Bonso Electronics International Inc together with a Board Resolution both dated 18 March 2004 and a Legal Opinion from Haney Westwood & Riegels dated 20 April 2004.

2. A Registered Assignment of DC Proceeds from Bonso Electronics Ltd together with a Board Resolution both dated 7 May 2001.

   Covenant
   --------

The Guarantor, Bonso Electronics International Inc., will be required for so long as these facilities are available to you to comply with the following covenant. The compliance or otherwise with the following covenant will not in any way prejudice or affect our right to suspend, withdraw or make demand in respect of the whole or any part of the facilities made available to you at any time. By signing this letter, you expressly acknowledge that we may suspend, withdraw or make demand for repayment of the whole or any part of the facilities at any time notwithstanding the fact that the following covenant is included in this letter and whether or not any such covenants are breached.

Bonso Electronics International. Inc covenants and undertakes that it will at all times ensure to maintain its gearing below 1.

   "Gearing means the ratio of "Total Interest Bearing Debt" to "Tangible Net Worth plus Non-Redeemable Preference Shares and Minority Interest".

   "Tangible Net Worth" means the aggregate of:-
   - the amount paid up on the issued share capital (other than any redeemable share capital; and
   - the capital and revenue reserves (including but not limited to the share premium account, revaluation and retained profits or losses);

       but after deducting from such sum:-

   -   goodwill and all other intangible assets;
   -   all minority interests in subsidiaries;
   -   all amounts set aside for tax;.
   -   any dividend or other distribution declared/recommended;
   - the excess of the book value to the market value of the listed investments; and any amount standing to the debit of the your capital and reserves (including profit and loss account);
   - any amount due from the shareholders, directors, and/or related companies.

We no longer require the covenant and undertaking from your company to direct to the Bank Import/Export business of not less than HKD8,000,000.- per month.

Please note that all costs and expenses (including legal fees) incurred by us in connection with the extension of these facilities and any matters arising are to be reimbursed by you on demand.

Please arrange for the authorised signatories of your company, in accordance with the terms of the mandate given to the bank, to sign and return to us the duplicate copy of this letter to signify your confirmation as to the correctness of the security held, and your continued understanding and acceptance of the terms and conditions under which these facilities are granted. We also require the authorised Bonso Electronics Ltd 12 June 2006

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Bonso Electronics Ltd                                               12 June 2006
--------------------------------------------------------------------------------


signers of Bonso Electronics International Inc to sign on the duplicate copy of this letter to signify its agreement and acceptance of the covenant undertaken by it as stated in this offer letter.

A review fee of HKD13,500.- will be charged to the debit of your current account upon receipt of your acceptance of this facility letter.

Unless expressed in writing from you to the contrary, we may provide any information relating to any of your accounts with us and any facilities we may provide to you from time to time or their conduct or any other information concerning your relationship with us to any other company or office which at the relevant time belongs to or is part of the HSBC Group.

Section 83 of the Banking Ordinance

         Please note that Section 83 of the Banking Ordinance has imposed on us as a bank certain limitations on advances to persons related to our directors or employees. In acknowledging this facility letter you should advise us whether you are in any way related to any of our directors or employees within the meaning of Section 83 and in the absence of such advice we will assume that you are not so related. We would also ask, should you become so related subsequent to acknowledging this facility letter, that you immediately advise us in wilting.

               These revised facilities will remain open for acceptance until the close of business on 3 July 2006 and if not accepted by that date will be deemed to have lapsed.

               We are pleased to be of continued assistance.


               Yours faithfully



               /s/ Tony K F Kong
               -----------------
                   Tony K F Kong
                   Vice President


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